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                                                                   EXHIBIT 10.17

                                                                  EXECUTION COPY


                   OPERATION, DEVELOPMENT AND SUPPLY AGREEMENT

        This Operation, Development and Supply Agreement (the "Agreement"), effective as of December 17, 1999 (the "Effective Date"), is made by and between Third Wave Technologies, Inc., a Wisconsin corporation, ("TWT") and Third Wave Agbio, Inc., a Delaware corporation ("TWAgbio").

                                   BACKGROUND

        A. TWT and TWAgbio are parties to that certain Investment Agreement dated as of October 16, 1998 (the "Investment Agreement"). The parties are entering into this Agreement in compliance with and as fulfillment of Section
5.1 of the Investment Agreement; and

        B. TWT has developed and is further developing a number of nucleic acid technologies and product platforms including, among others, its proprietary Invader(TM) assay and Cleavase(R) Fragment Length Polymorphism (CFLP(R)) platforms; and

        C. The parties desire that TWT further develop such technologies and product platforms for applications within the Field of Agriculture (as defined below) and supply to TWAgbio certain products and components thereof for use within the Field of Agriculture; and

        D. The parties also desire to cross-license to each other, technologies owned and controlled by such party during the term of such development; and

        E. TWAgbio desires that TWT provide certain administrative and management services to TWAgbio in addition to the research and development services, and TWT desires to provide such administrative and management services, all on the terms set forth herein below.

        NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

        1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with TWT or TWAgbio. For purposes of this definition, "control" shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the ownership interest of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). "Controlled Affiliate" shall mean an entity that is controlled by a party to this Agreement. Notwithstanding the foregoing, neither TWT nor TWAgbio shall be deemed to be an Affiliate of the other for purposes of this Agreement.


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        1.2 "Annual Plan and Budget" shall mean the annual plan and budget for the Development Program and Services in effect from time to time, as established in accordance with Article 3 below.

        1.3 "Cleavase Enzyme" shall mean any enzyme with the ability to cleave a nucleic acid in a structure-dependent manner in each case Controlled by TWT or TWAgbio or its respective Controlled Affiliates during the Term of the Development Program, including without limitation, those enzymes listed on
Exhibit 1.3 hereto.

        1.4 "Cleavase Fragment Length Polymorphism Assay" or "CFLP Assay" shall mean a biochemical test for detection of variation within a nucleic acid, including detection of such variation without prior knowledge of the locus at which the variation may occur or detection of known variations, that is dependent upon the formation of internal base-paired secondary structures in the nucleic acid being investigated and the partial digestion of such structures using a structure-specific nuclease, and that uses TWT Technology, in such format as the parties may mutually agree in writing from time to time.

        1.5 "Confidential Information" shall have the meaning as set forth in
Section 12.1 below.

        1.6 "Control" shall mean possession of the ability to grant a license or sublicense as set forth in this Agreement without violating the terms of any agreement with a third party.

        1.7 "Costs" shall mean collectively the Development Costs and Service Costs.

        1.8 "Design Software" shall mean the InvaderCreator(TM) Software developed by and on behalf of TWT for use in design, quality control, data collection and analysis of oligonucleotide probe sets for Invader Products, which exists as of the date of this Agreement together with any enhancements, updates, upgrades, bug-fixes thereto, in each case to the extent Controlled by TWT or its Controlled Affiliates prior to or during the Term of the Development Program.

        1.9 "Development Costs" shall mean all direct and indirect costs incurred by or on behalf of TWT in conducting the Development Program, including, (i) costs of research and development materials and equipment allocable to the Development Program, (ii) development milestones or other amounts payable to third parties under a Third Party Agreement as a result of performance of the Development Program, (iii) reasonable costs of insurance allocable to the Development Program, (iv) costs associated with establishing and validating TWT facilities to manufacture Products, and (v) such other amounts as reflected in the Annual Plan and Budget, all as calculated in accordance with GAAP. The Development Costs shall additionally include ten percent (10%) of the direct and indirect costs incurred by or on behalf of TWT in developing, updating, maintaining and operating the Design Software and acquiring and maintaining hardware and ancillary software for use therewith; provided that such costs are not otherwise included in the Development Costs under the Development Program. For avoidance of doubt, Development Costs may include depreciation charges for facilities and equipment utilized in the course of performing and allocable to the Development Program, as calculated in accordance with GAAP; provided that the costs of such facilities or equipment have not been previously included in the Development Costs.


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        1.10 "Development Personnel" shall mean employees of TWT assigned (full-
or part-time) to perform research, development or regulatory affairs activities under the Development Program, including project managers, scientists, research and manufacturing staff, post-doctoral fellows, quality control and assurance personnel, technicians or the like, but excluding non-technical, non-professional personnel such as administrative and secretarial staff.

        1.11 "Development Program" shall mean activities with respect to the research and development of the TWT Technology or Products for applications within the Field, comprising all activities relating to the research and development of Products including without limitation basic research related to the Field, all conducted in accordance with Annual Plan and Budget in effect at the time. For avoidance of doubt, the Development Program will include, but not be limited to, the development and documentation of final processes for the preparation, manufacturing and or use of Products to be supplied by TWT hereunder for applications within the Field.

        1.12 "Field" or "Field of Agriculture" shall have the meaning as set forth on Exhibit 1.12. hereto.

        1.13 "Full-Time Equivalent" or "FTE" shall mean a full-time person, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, based upon a total of one thousand eight hundred eighty (1,880) hours per year, of work related to the Development Program and/or Services, as applicable. For purposes of the foregoing, "employees" shall include "contract workers" who work at a TWT's facilities under TWT's direction, but do not include outside consultants, such as third-party service providers, regulatory affairs consultants, academic collaborators or the like.

        1.14 "GAAP" shall mean Generally Accepted Accounting Principles and cost accounting principles generally accepted in the United States then in effect at the time of initial accounting (as may be modified and updated from time to time).

        1.15 "Invader Assay" shall mean a biochemical test for detecting and/or quantifying a specific nucleic acid target sequence within a nucleic acid mixture that is dependent upon the coordinate actions of at least two (2) target-specific probes and a structure-specific nuclease, and that uses TWT Technology.

        1.16 "Invader Squared Assay" shall mean an assay system which uses one Invader Assay reaction (the "Secondary Invader Reaction") to detect and amplify the signal generated by the cleavage product of another (either simultaneous or sequential) Invader Assay reaction (the "Primary Invader Reaction") for detection and/or quantification of the nucleotide sequence of interest. In the Invader Squared Assay format the Secondary Invader Reaction uses the cleavage product from the Primary Invader Reaction (i.e., the oligonucleotide sequence located at the 5'-end of the Signal Probe of the Primary Invader Reaction) as its Invader Probe.

        1.17 "Joint Development Committee" or "JDC" shall have the meaning as set forth in Section 2.1 below.

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        1.18 "Manufacturing Standards" shall mean, with respect to Probe Sets,
Products or Cleavase Enzyme, the generally accepted industry manufacturing standards for "Research Use Only" products and such additional manufacturing specifications or standards as may be established therefor by mutual agreement of the parties from time to time.

        1.19 "Probe Set" shall mean the Invader Probes and the Signal Probes to the particular nucleotide target in a particular Primary Invader Reaction (respectively, the "Primary Invader Probes" and "Primary Signal Probes").

            1.19.1 "Invader Probe" shall mean a probe(1) comprising a region complementary(2) to the 3'-portion of the sequence of the applicable Target, and a region that overlaps the duplex formed by the corresponding Signal Probe and Target by at least a single nucleotide base. The 3'-terminal base of the Invader Probe may be complementary or noncomplementary to the Target.

            1.19.2 "Signal Probe" shall mean a probe(1) which is overlapped by the Invader Probe and which comprises a region complementary(2) to the 5' portion of the sequence of the particular Target. The cleavage or non-cleavage of the Signal Probe may be detected by label detection, mass spectroscopy, electrophoritic separation or other detection methods.

        1.20 "Product(s)" shall mean, collectively or individually, any products or components made or developed utilizing or otherwise based upon or incorporating TWT Technology with application in the Field. For purposes of this Agreement, Products shall include Probe Sets, Finished Invader Assays and Standard Invader Reagent Plates, but for all purposes shall exclude Cleavase Enzymes not incorporated into a Finished Invader Assay, CFLP Assay or Standard Invader Reagent Plate.

            1.20.1 "Finished Invader Assay" shall mean an Invader Assay in Invader Squared Assay-FRET (fluorescence resonance energy transfer) format and/or such other format(s) as the parties may mutually agree in writing from time to time.

            1.20.2 "Standard Invader Reagent Plate" or "SIRP" shall mean, for Finished Invader Assays, a reagent package comprised of a microtiter reaction plate (96, 384 or 1536-well or other similar plate configuration(s) as the parties may agree from time to time) containing (i) purified FRET-Signal Probe/Target complex for the Secondary Invader Reaction, (ii) buffer solution and (iii) appropriate Cleavase Enzyme(s), and/or such other reagent(s) as the parties may mutually agree in writing from time to time.

----------------

    (1) The Invader Probe and/or Signal Probe are generally oligonucleotides, but may be comprised of structures which hybridize to the Target such as DNA, RNA, PNA, modified nucleotides, universal bases, adducts, etc. and combinations thereof.

    (2) The Invader Probe and/or Signal Probe allow for areas of noncomplementarity (i.e., one or more base pair mismatches) to the cognate sequence of the Target.


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        1.21 "Production Costs" shall mean, with respect to a Product or
Cleavase Enzyme, all fully-allocated direct and indirect costs that are incurred by or on behalf of TWT, or its respective Affiliate associated with the manufacture, filling, packaging, labeling and/or other preparation of such Product or Cleavase Enzyme, including without limitation the costs of facilities, labor, equipment, materials and validation studies, quality assurance, quality control and other testing, storage, shipping and other resources (including an allocation of general and administration overhead) consumed in or otherwise allocated to the manufacture, filling, packaging, labeling and/or other preparation of such Product or Cleavase Enzyme, in each case calculated in accordance with GAAP. Production Costs shall include (i) allowances associated with wastage and failed or discarded lots of Products or Cleavase Enzyme and (ii) depreciation charges for facilities and equipment utilized in the manufacture, filling, packaging, labeling and/or other preparation of such Product or Cleavase Enzyme hereunder to the extent not otherwise included in the Production Costs. With respect to Products or Cleavase Enzyme acquired by TWT from a non-Affiliate third party, the Production Costs for such Products, Cleavase Enzyme or components of either shall be deemed to be the amounts paid to such third party therefor, plus costs associated with the acquisition from such vendor, including without limitation, freight and handling charges and quality control or assurance services provided by or on behalf of TWT.

        1.22 "Service Costs" shall mean all direct and indirect costs incurred by or on behalf of TWT in performing Services hereunder in accordance with the Annual Plan and Budget, all as calculated using GAAP; provided that such amounts are not otherwise included in the Development Costs.

        1.23 "Service Personnel" shall mean employees of TWT assigned (full- or part-time) to perform Services hereunder.

        1.24 "Services" shall have the meaning as set forth in Section 4.1 below.

        1.25 "Specifications" shall mean, with respect to a particular Probe Set, Product or Cleavase Enzyme, the written specifications initially designated by TWT therefor and thereafter modified by the JDC.

        1.26 "Term of the Development Program" shall mean the Initial Term of the Development Program and any Extension Period.

            1.26.1 "Initial Term of the Development Program" shall mean the period from the Effective Date until the earlier of (i) December 31, 2003 or
(ii) the effective date of termination of the Development Program if terminated in accordance with Section 14.4 below.

            1.26.2 "Extension Period" shall have the meaning as set forth in
Section 14.3 below.

        1.27 "Territory" shall mean worldwide.

        1.28 "Third Party Agreements" shall mean collectively those agreements between TWT and a third party existing as of the Effective Date as listed on
Exhibit 1.28 hereto, pursuant to which


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TWT obtained rights to TWT Technology applicable to the Field. If after the
Effective Date either TWT and/or TWAgbio enter into an agreement to license or acquire rights from a third party with respect to subject matter in accordance with Section 9.10.2 below, such agreements shall also be deemed Third Party Agreements for purposes of this Agreement.

        1.29 "Transfer Price" shall mean, with respect to Probe Sets, Finished Products (including components manufactured by or on behalf of TWT) or Cleavase Enzyme supplied by TWT pursuant to Section 7.2 below, one hundred thirty five percent (135%) of the Production Cost therefor. Notwithstanding the foregoing, the Transfer Price with respect to Probe Sets (on a stand alone basis) or Finished Products manufactured entirely by one or more third parties on behalf of TWT for supply hereunder to TWT, one hundred ten percent (110%) of the Production Cost therefor.

        1.30 "TWAgbio Technology" shall mean the TWAgbio Patents and the TWAgbio Technical Information.

            1.30.1 "TWAgbio Patents" shall mean any and all patents and all reissues, renewals, re-examinations, and extensions thereof, and patent applications therefor, any divisions or continuations, in whole or in part, thereof and patents of addition thereto, in each case to the extent the such patents and patent applications claim subject matter conceived and reduced to practice prior to or during the Term of the Development Program and to the extent such patents and patent applications are Controlled by TWAgbio or its Controlled Affiliates. Notwithstanding the foregoing, the TWAgbio Patents shall not include any patent or patent application licensed or acquired by TWAgbio or its Controlled Affiliates after the expiration or termination of the Term of the Development Program.

            1.30.2 "TWAgbio Technical Information" shall mean confidential information, tangible or intangible, and materials, including but not limited to: chemical, biological, genetic and biochemical compositions; and technical and non-technical data and information, and/or the results of tests, assays, methods and processes; and plans, specifications and/or other documents containing said information and data; in each case that is possessed by TWAgbio as of the Effective Date or discovered, developed or acquired by TWAgbio or its Controlled Affiliates during the Term of the Development Program, to the extent such relates to the TWT Field and to the extent that TWAgbio or its Controlled Affiliate Controls the same.

        1.31 "TWT Field" shall mean all applications not included in the Field of Agriculture. For avoidance of doubt, the TWT Field shall include, without limitation, all applications related to: (i) the discovery, production or development of products, processes or methods for diagnostic or therapeutic applications in humans, including the discovery, development, use and raising of animal models of human disease and all other applications related to human health; and (ii) processed food safety.

        1.32 "TWT Product(s)" shall mean, collectively and individually, any product or components made or developed utilizing or otherwise based upon or incorporating TWAgbio Technology with application in the TWT Field.


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        1.33 "TWT Technology" shall mean the TWT Patents and TWT Technical
Information.

            1.33.1 "TWT Patents" shall mean any and all patents and all reissues, renewals, re-examinations, and extensions thereof, and patent applications therefor, any divisions or continuations, in whole or in part, thereof and patents of addition thereto, in each case to the extent such patents and patent applications claim subject matter conceived and reduced to practice prior to or during the Term of the Development Program and to the extent such patents and patent applications are Controlled by TWT or its Controlled Affiliates. Notwithstanding the foregoing, the TWT Patents shall not include any patent or patent application licensed or acquired by TWT or its Controlled Affiliates after the expiration or termination of the Term of the Development Program. For avoidance of doubt, the TWT Patents shall exclude those patents and patent applications licensed under that certain Exclusive License Agreement by and between The Regents of University of California and TWT effective as of February 21, 1996 which were exclusively licensed to Boehringer Mannheim Corporation pursuant to that certain License Agreement dated March 27, 1996.

            1.33.2 "TWT Technical Information" shall mean confidential information, tangible or intangible, and materials, including but not limited to: chemical, biological, genetic and biochemical compositions; and technical and non-technical data and information, and/or the results of tests, assays, methods and processes; and plans, specifications and/or other documents containing said information and data; in each case that is possessed by TWT as of the Effective Date or discovered, developed or acquired by TWT or its Controlled Affiliates during the Term of the Development Program, to the extent such relates to the Field and to the extent that TWT or its Controlled Affiliate Controls the same. Without limiting the foregoing, it is understood and agreed that the TWT Technical Information shall include the Development Software, to the extent Controlled by TWT or its Controlled Affiliates during the Term of the Development Program.

        1.34 TWT Trademarks shall mean the trademarks listed on Exhibit 1.34.


                                    ARTICLE 2
                           JOINT DEVELOPMENT COMMITTEE

        2.1 Joint JDC. TWT and TWAgbio shall establish a joint development committee to oversee, review and coordinate the Development Program ("Joint Development Committee" or "JDC"). From time to time, the JDC may establish subcommittees or project teams to oversee particular projects or activities, and such subcommittees or project teams will be constituted as the JDC agrees (e.g., for oversight of the research, development, supply or other day-to-day matters).

        2.2 Membership. The JDC shall be comprised of an equal number of representatives from each of TWAgbio and TWT, selected by such party (with the TWAgbio representatives being selected by the TWAgbio Board of Directors or their designee). The exact number of such representatives shall be three (3) for each of TWAgbio and TWT, or such other number as the parties may agree. Each party shall at all times have at least one (1) representative on the JDC at the Senior Vice President level or above. Subject to the foregoing provisions of this Section 2.2, TWT and

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TWAgbio may replace its respective JDC representatives at any time, with prior written notice to the other party.

        2.3 JDC Meetings. During the Term of the Development Program, the JDC shall meet quarterly, or as otherwise agreed by the parties, at such locations as the parties agree. At its meetings, the JDC will (i) formulate and review the Development Program and Service objectives, (ii) monitor the progress of the Development Program and Services toward those objectives, (iii) review and approve the Annual Plan and Budget, pursuant to Article 3 of this Agreement, and
(iv) undertake and/or approve such other matters as are provided for the JDC under this Agreement or mutually agreed by the parties. With the consent of the parties, other representatives of TWT or TWAgbio may attend JDC or subcommittee meetings as non-voting observers. The JDC may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate. Each party shall bear its own personnel, travel and lodging expenses relating to JDC meetings.

        2.4 Decisions. Decisions of the JDC shall be made by unanimous agreement of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least two (2) representatives of each party are present at such meeting. In the event that the JDC is unable to reach unanimous agreement on an issue, either party or the JDC may refer for resolution through good faith negotiations between the Chief Executive Officers of each TWT and TWAgbio. If thirty (30) days after the date of the referral such executives are unable to resolve the issue, then upon request by either party such issue shall be resolved in accordance with Article 15 below.


                                    ARTICLE 3
                            ANNUAL PLANS AND BUDGETS

        3.1 Annual Plans and Budgets. During the Term of the Development Program, TWT shall prepare and provide to the JDC a reasonably detailed Annual Plan and Budget pursuant to which TWT's performance of the Development Program and Services will be carried out. The Annual Plan and Budget shall specify the objectives and work plan activities with respect to: (i) subject to 3.5 below, the Development Program, including the headcount of Development Personnel and other costs and expenses of the Development Program (e.g., consultants and third party contractors) and (ii) the Services, and the Service Costs and Service Personnel for such Services, including consultants and third party contractors and facilities with respect thereto.

        3.2 Annual Review. The parties have agreed on an initial written Annual Plan and Budget which shall be fixed for the period from the Effective Date through December 31, 2000, unless otherwise agreed. Not later than October 15 of each year during the Term of the Development Program, TWT shall submit to the JDC a reasonably detailed Annual Plan and Budget pursuant to which the Development Program and Services will be performed during the following fiscal year. The JDC shall review such proposals as soon as possible and shall establish and approve no later than December 1 of such year the final Annual Plan and Budget for the next succeeding year. Notwithstanding the foregoing, if at any time the JDC fails to establish an Annual Plan and Budget for a particular fiscal year, the budget specified in the last Annual Plan and Budget approved

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by the JDC shall become the interim budget until a Annual Plan and Budget is established in accordance with Article 15 below and in such case such amounts shall be spent by TWT on activities within the Field and/or Services provided on behalf of TWAgbio. For avoidance of doubt, it is understood and agreed that an Annual Plan and Budget established pursuant to Section 15.3 below may not necessarily be based on the last Annual Plan and Budget.

        3.3 Periodic Reviews. The JDC shall review the Annual Plan and Budget on an ongoing basis and may make changes thereto; provided, however, the Annual Plan and Budget in effect for a particular fiscal year shall not be modified except as approved by the JDC or as provided in this Article 3.

        3.4 Modifications to the Annual Plan and Budget. TWT may propose modifications to the Annual Plan and Budget from time to time. Within forty-five
(45) days following a request by TWT for modification to the Annual Plan and Budget, and the delivery of a modified Annual Plan and Budget, pursuant to this
Section 3.4, the JDC shall either accept or reject such modified Annual Plan and Budget; provided, however, that unless TWAgbio and TWT otherwise agree, the Annual Plan and Budget shall not be modified more frequently than once in each fiscal year pursuant to this Section 3.4.

        3.5 Development FTEs. Notwithstanding anything herein to the contrary, the Annual Plan and Budget shall include at least three (3) TWT FTEs until June 30, 2000, at least four (4) TWT FTEs until December 31, 2000, and thereafter at least five (5) TWT FTEs, and no more than twenty (20) TWT FTEs for the Development Program, unless otherwise agreed by the TWT and TWAgbio in writing.


                                    ARTICLE 4
                                    SERVICES

        4.1 Services. TWAgbio hereby engages TWT to provide, or arrange to provide, to TWAgbio its general, administrative and management services, including, without limitation, the services described generally below (collectively, "Services"). TWT agrees to use its diligent efforts to provide, under the direction of the TWAgbio Board of Directors, specific services within the following general categories, at the times and in the manner in which TWT deems necessary or appropriate to effect such direction, in each case in accordance with the Annual Plan and Budget then in effect:

            4.1.1 General. advice and services with respect to accounting and financial matters, marketing, government and public relations, industrial relations, personnel administration, procurement, purchasing, inventory control, business development, corporate partnering, planning and investigation, management information systems, administrative matters and insurance;

            4.1.2 Treasury. treasury services, including, without limitation, maintenance of books and records, bank accounts, preparation of budgets, forecasts and financial statements, cashier, payment, payroll, credit and collections and money management assistance;

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            4.1.3 Recordkeeping. recordkeeping services, including accounting, tax records, audits, stockholder, director and committee records and sales records;

            4.1.4 Employee. for the employees of TWAgbio, services with respect to the provision of certain employee benefits, including medical and dental insurance benefits, disability benefits, and benefits under any life and accidental death and dismemberment plan, occupational health services plan, and flexible spending accounts plan;

            4.1.5 Recruiting. services with respect to selection, recruiting, supervision and evaluation of personnel;

            4.1.6 Legal. advice and services with respect to intellectual property, regulatory, legal and tax matters, including, without limitation, filings and hearings before foreign, federal, state and municipal agencies or authorities; and

            4.1.7 Other. such other advice and services as are reasonably requested by TWAgbio in order to implement the TWAgbio Board of Directors' reasonable directions.

        Notwithstanding the foregoing, it is understood that TWAgbio may elect to provide some or all of the Services on its own behalf.

        4.2 Standard of Care. In providing Services hereunder, TWT shall use, and TWAgbio hereby agrees to accept in all respects, the same standard of skill and care that TWT uses in the course of undertaking similar services for itself. To the extent reasonably possible, such services shall be substantially identical in nature and quality to similar services currently provided or otherwise obtained by TWT on its own behalf and its employees.

        4.3 TWT Activities. TWAgbio hereby acknowledges that TWT may have business interests, and engage in business activities, in addition to those relating to TWAgbio for its own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses, activities or opportunities to TWAgbio other than as provided hereunder. TWAgbio shall not have any rights by virtue of this Agreement or the relationship created hereby in any such business interests, activities or opportunities.

        4.4 Approval of Contracts and Commitments. Prior to making or entering into any written commitment or contract on behalf of TWAgbio that involves obligations of, or payments by, TWAgbio in excess of $50,000, TWT shall first obtain the written approval in accordance with the delegation of authority documentation approved by the TWAgbio Board of Directors from time to time.

        4.5 Subcontracting. Subject to TWAgbio's written consent, which consent shall not be unreasonably withheld or delayed, TWT may engage third parties to perform all or any portion of the Services hereunder; provided, however, that no such consent shall be required for the engagement by TWT of any third party to perform such Services if TWT customarily engages third parties to perform similar services for itself.

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        4.6 Employee Incentives. TWT shall use its commercially reasonable efforts to structure the compensation paid to TWT employees who work primarily on TWAgbio matters in such a manner that incents such employees to meet the business goals and objectives of TWAgbio by utilizing such goals and objectives to assess employee performance to the same extent as TWT utilizes business goals and objectives of TWT to assess the performance of employees who work solely for TWT.

        4.7 Reports. TWT shall keep the JDC and the TWAgbio Board of Directors reasonably informed as to the progress of the Services hereunder.


                                    ARTICLE 5
                               DEVELOPMENT PROGRAM

        5.1 Development Program. TWT shall be responsible for conducting, directly or through third parties, the Development Program in accordance with the Annual Plan and Budget then in effect. TWT agrees to keep the JDC reasonably informed as to the progress of the Development Program hereunder. TWAgbio shall provide reasonable assistance to TWT regarding the Development Program. TWAgbio shall be consulted and informed with respect to the Development Program through its representatives on the JDC and as mutually agreed in writing.

        5.2 Development Program Funding. Subject to Section 3.5, TWAgbio shall fund TWT's conduct of the Development Program; and subject to Section 14.5.3, TWT shall apply all amounts paid by TWAgbio in accordance with Section 6.2 toward the Development Program.

        5.3 Reports and Records.

            5.3.1 Records. During the Term of the Development Program, TWT shall use reasonable efforts to maintain records of the Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program. Upon reasonable advance notice, TWT shall allow TWAgbio to have reasonable access to such records, materials and data generated by or on behalf of such party with respect to the Field and Products at reasonable times and in a reasonable manner.

            5.3.2 Reports. During the Term of the Development Program, TWT shall at least annually provide the JDC with a written report summarizing the progress of the Development Program hereunder during the preceding period.

        5.4 Publications. Subject to the provisions of Article 12 and this
Section 5.4, TWT shall have the right to publish the results of the Development Program in any manner consistent with academic standards.

            5.4.1 Prior Review. Prior to the oral public disclosure, and prior to the submission to any outside person for publication of an abstract or manuscript describing the scientific data

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

resulting from the Development Program related to the Field, in each case to the extent the contents of the oral disclosure, abstract or manuscript have not been previously disclosed pursuant to this Section 5.4 before such proposed disclosure, TWT shall provide to TWAgbio a copy of the abstract, manuscript, or a written summary of any oral disclosure, to be made or submitted, and shall allow a person designated by TWAgbio reasonable opportunity to determine whether such disclosure or manuscript contains subject matter for which patent protection should be sought prior to publication or which it believes should be modified to avoid disclosure of Confidential Information of TWAgbio. With respect to publications by investigators or other third parties related to the Field, such publications shall be subject to review by TWAgbio under this
Section 5.4 only to the extent that TWT has the right to do so.

            5.4.2 Delay of Publication. If TWAgbio notifies TWT within fifteen
(15) days after receipt of such manuscript or seven (7) days after receipt of such oral presentation or abstract, that in its determination that such oral presentation, abstract or manuscript contains Confidential Information of TWAgbio or objectionable material or material that consists of patentable subject matter for which patent protection should be sought. TWT shall withhold its proposed public disclosure and confer with TWAgbio to determine the best course of action to take in order to modify the disclosure (including removing Confidential Information of TWAgbio) or to file for patent protection. After resolution of the confidentiality or other issues, or the filing of a patent application (including a provisional application) or due consideration as to whether a patent application can reasonably be filed, but in no event more than thirty (30) days after notification of TWT as provided above, TWT shall be free to submit the abstract or manuscript and/or make its public oral disclosure. If TWT declines to file an appropriate patent application, then TWAgbio may undertake to file such application in accordance with Section 10.2 below.


                                    ARTICLE 6
                                     FUNDING

        6.1 Costs.

            6.1.1 FTEs. An FTE rate determined in accordance with this Section
6.1 shall be used for purposes of determining the Costs incurred with respect to Development Personnel and Service Personnel. The FTE rate shall be as set forth on Exhibit 6.1 based on classification (as adjusted below). The FTE rate includes all salary, employee benefits, materials and other expenses including support staff and overhead for or associated with an FTE, but does not include travel and lodging expenses incurred by such FTEs in performance of the Development Program or Services (which travel and lodging expenses shall be included in Costs separately under Section 6.1.2 below). Effective beginning with the calendar year 2000, the FTE rate for Development Personnel shall increase no more than once annually by the percentage increase, if any, in the Radford Associates Annual Biotechnology Compensation and Benefits Survey since January 1, 1999 or the last such increase, whichever is later, upon thirty (30) days prior written notice to TWAgbio and such increase shall be effective for the then-current and all subsequent Annual Plans and Budgets hereunder until further modified under this Section 6.1.

            6.1.2 Non-FTE Costs. It is understood that the Costs will include reasonable costs for items other than FTEs, including without limitation amounts paid to consultants, third-party service providers, sponsored research, or the like. In addition, Costs may include costs for equipment and facilities acquired for purposes of the Development Program and/or Services, as appropriate; provided that if such equipment or facilities are used both (i) in the course of performing the Development Program and/or Services and (ii) for other purposes by TWT, then the costs of such equipment or facilities shall be allocated between the Development Program and/or Services and such other purposes in accordance with GAAP. It is understood that if TWT acquires any capital equipment or facilities in connection with the Development Program and/or Services, whether or not separately identified in the Annual Plan and Budget, TWT shall own all such capital equipment and facilities, unless the parties otherwise agree.

        6.2 Payment. On or before the first day of each calendar quarter, TWAgbio shall pay to TWT the amounts budgeted for the upcoming quarter in the Annual Plan and Budget then in effect. Unless otherwise specified in the Annual Plan and Budget, amounts budgeted for the full year will be deemed budgeted in equal amounts for each calendar quarter during such year. Within ninety (90) days following the end of each TWT fiscal year, TWT shall provide to TWAgbio a summary of the Costs actually incurred during each quarter by TWT during such year. If the actual Costs incurred by TWT in such year are less than the amounts advanced by TWAgbio, then the difference will be carried forward and credited to the payment to be advanced for the next quarters. If such Costs were greater than the amount advanced by TWAgbio, then TWAgbio agrees to pay the difference within thirty (30) days of receiving TWT's invoice, subject to Section 6.3 below and subject to TWAgbio's verification of those expenses during such thirty (30) day period.

        6.3 Excess Costs. To the extent the Costs incurred by TWT exceed by more than ten percent (10%) of the Costs budgeted for a fiscal year in the Annual Plan and Budget then in effect, TWAgbio shall not be responsible to reimburse any portion of such excess Costs unless TWAgbio's Board of Directors approves such excess Costs, which approval shall not be unreasonably withheld to the extent the incurrence of such excess costs was not within the reasonable control of TWT. Notwithstanding anything herein to the contrary, TWT shall not be obligated to incur amounts in the conduct of the Development Program or Services or with respect to the Field in excess of the amounts paid by TWAgbio with respect thereto.


                                    ARTICLE 7
                             MANUFACTURE AND SUPPLY

        7.1 Manufacturing Rights.

            7.1.1 Finished Products. Except as otherwise expressly provided herein, TWT shall have the exclusive right to manufacture or have manufactured and supply Finished Invader Assays, CFLP Assays, SIRPs or other finished kits for use by end-users comprising Products (collectively, "Finished Products"); provided that if TWT is unable or elects not to so supply Finished Products, in accordance with Section 7.2 below, TWAgbio will have the right to manufacture or have manufactured Finished Products using Cleavase Enzymes supplied or manufactured in accordance with this Article 7. Subject to Section 7.2.9 below, TWT's exclusive right to manufacture and supply pursuant to this Section 7.1.1 shall continue for a minimum of three (3) years from the Effective Date. Thereafter subject to the terms and conditions of this Agreement including Section 9.5.2, TWAgbio shall have the non-exclusive right to manufacture or have manufactured Finished Products for applications within the Field using Cleavase Enzymes manufactured in accordance with Section 7.1.2 below.

            7.1.2 Cleavase Enzymes. Except as otherwise expressly provided herein, TWT shall have the exclusive right to manufacture or have manufactured and supply Cleavase Enzymes; provided that if TWT is unable or elects not to so supply such Cleavase Enzymes, TWAgbio will have the right to manufacture or have manufactured Cleavase Enzymes in accordance with Section 7.2.9 below. TWT's exclusive right to manufacture or have manufactured and supply in this Section
7.1.2 shall continue for a minimum of five (5) years from the Effective Date. Thereafter subject to the terms and conditions of this Agreement including
Section 9.5.2, TWAgbio shall have the non-exclusive right to manufacture or have manufactured Cleavase Enzymes for purposes of manufacturing or having manufactured Finished Products for applications within the Field.

        7.2 Supply. Subject to the terms and conditions of this Section 7.2, TWT shall manufacture or have manufactured in accordance with Manufacturing Standards and supply TWAgbio with TWAgbio's requirements for Probe Sets or Finished Products for application in the Field or Cleavase Enzymes for purposes of manufacturing or having manufactured Finished Products for application in the Field.

            7.2.1 Forecasts. For so long as TWT is supplying Probe Sets, Finished Products or Cleavase Enzymes to TWAgbio hereunder, at least thirty (30) days prior to the start of any calendar month ("M1"), TWAgbio shall provide TWT with a rolling written forecast of the quantities of Probe Sets, Finished Products or Cleavase Enzyme (on a product-by-product basis) estimated to be required on a month-by-month basis for the following six (6) consecutive months ("M1" to "M6", respectively). Each forecast shall indicate the estimated quantities of Probe Sets, Finished Products and Cleavase Enzyme identified by the catalog number (if applicable) designated by TWT. Except as set forth in
Section 7.2.2 below, TWAgbio will provide such forecasts as a means of production planning only and shall not constitute a binding obligation upon TWT or TWAgbio.

            7.2.2 Orders. Together with each forecast provided under Section
7.2.1 above (the "Current Forecast"), TWAgbio shall place its firm order with TWT for delivery in M1 to M3 of that quantity of Probe Sets, Finished Products or Cleavase Enzymes equal to the quantity therefor reflected for M1 to M3 in the Current Forecast. For ordering purposes, the forecast for M3, once set, will be fixed for that calendar month, as it rolls to M2 and then M1 (i.e., the quantity forecasted for M3 in the Current Forecast shall be the quantity forecasted for M2 in the immediately next Current Forecast and the quantity forecasted for M1 in the Current Forecast following such next Current Forecast). Also, the forecasts for M4, M5 and M6 shall not be modified for that calendar month by more than +/- 25%, as each rolls to M3. TWT may, but is not obligated to, accept orders from TWAgbio for quantities in excess of the preceding variances. A minimum quantity order shall be agreed upon by the parties on a product-by-product basis.

            7.2.3 Form of Order. TWAgbio's orders shall be made pursuant to a written purchase order or such other form which is in a form mutually acceptable to the parties, and shall provide for shipment in accordance with reasonable delivery schedules as may be agreed upon from time to time by TWT and TWAgbio. TWT shall use reasonable efforts to notify TWAgbio within ten (10) days from receipt of an order of its ability to fill quantities ordered thereunder. Notwithstanding the foregoing, the parties may agree that TWT may accept purchase orders on behalf of TWAgbio directly from TWAgbio's customers, in which event such customer purchase order shall be deemed a TWAgbio purchase order for purposes of this Section 7.2 and the parties will agree on a proposal to address such situation. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

            7.2.4 Delivery. With respect to exact shipping dates, TWT shall use its reasonable efforts to ship forecasted quantities of Probe Sets, Finished Products and Cleavase Enzymes in accordance with orders submitted and accepted in accordance with Sections 7.2.2 and 7.2.3 above.

            7.2.5 Shipping. All Probe Sets, Finished Products and Cleavase Enzymes delivered pursuant to the terms of this Section 7.2 shall be suitably packed for shipment by TWT and marked for shipment to the destination point indicated in TWAgbio's purchase order. All Products will be delivered FOB (U.C.C.) to the shipping point designated by TWT. The carrier shall be selected by agreement between TWT and TWAgbio, provided that in the event no such agreement is reached TWAgbio shall select the carrier. All shipping and insurance costs, as well as any special packaging expenses, shall be paid by TWAgbio.

            7.2.6 Invoicing. TWT shall submit an invoice to TWAgbio upon shipment of Probe Sets, Finished Products or Cleavase Enzyme ordered by TWAgbio. All invoices shall be sent to TWAgbio's address for notices hereunder, and each such invoice shall state TWAgbio's aggregate and unit Transfer Price therefor in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by TWT but to be borne by TWAgbio hereunder.

            7.2.7 Product Acceptance/Returns. Each shipment of Probe Sets, Finished Products or Cleavase Enzyme hereunder shall be accompanied by certified quality control protocol and certificate of analysis for each lot therein if requested by TWAgbio as well as such customs and other documentation, as is necessary or appropriate. Without limiting the foregoing, if any Probe Set, Finished Product or Cleavase Enzyme supplied hereunder fails to conform to the applicable Specifications or Manufacturing Standards, then TWAgbio or its designee shall promptly notify TWT. Any Probe Set, Finished Product or Cleavase Enzyme supplied by TWT under this Agreement which fails to conform to the applicable Specifications shall be subject to the provisions of Section 11.2 below.

            7.2.8 Allocation. In the event that TWT is unable to supply both worldwide requirements of a Finished Product or Cleavase Enzyme and quantities ordered by TWAgbio under Section 7.2.2 above due to force majeure or otherwise, TWT shall allocate the quantities of such

Product or Cleavase Enzyme that TWT has in inventory, and that TWT is able to produce, so that TWAgbio receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of TWAgbio, TWT and other third parties.

            7.2.9 Right to Manufacture. Provided that TWAgbio has paid all amounts invoiced in accordance with Section 8.1 when due, if for any two (2) rolling calendar month period or for any three (3) rolling calendar month period TWT fails to supply eighty percent (80%) or ninety percent (90%), respectively, of TWT TWAgbio's requirements of a particular Finished Product or Cleavase Enzyme ordered in accordance with Sections 7.2.2 and 7.2.3 above, and provided that such failure will or does result in a substantial interruption of supply of a Finished Product to the commercial market and is not due to action or inaction of TWAgbio, then TWAgbio may manufacture or have manufactured pursuant to this
Section 7.2.9 such Finished Product for use in the Field or such Cleavase Enzyme for purposes of manufacturing or having manufactured Products for use in the Field, in either case that TWT failed to supply.

            7.2.10 Exclusive Remedies. SECTIONS 7.2.8, 7.2.9 AND 11.2 ABOVE ARE TWAGBIO'S SOLE AND EXCLUSIVE REMEDY FOR A FAILURE BY TWT TO SUPPLY QUANTITIES OF PROBE SETS, FINISHED PRODUCT OR CLEAVASE ENZYME PURSUANT TO THIS SECTION 7.2.

        7.3 Probe Sets. Without limiting the provisions of Section 7.2 above, TWT acknowledges that TWAgbio may manufacture or have manufactured Probe Sets for use with SIRPs supplied hereunder; provided that TWT shall have the right to perform quality control on such Probe Sets and/or qualify the manufacturer, to the extent reasonably necessary to ensure the quality of such Probe Sets. In the event that TWT performs such quality control or qualifies such manufacturer, TWT shall have the right to include the direct and indirect costs incurred by TWT with respect thereto in the Development Costs hereunder and such costs shall not be subject to the limitations set forth in Section 6.3 above


                                    ARTICLE 8
                           PAYMENTS; BOOKS AND RECORDS

        8.1 Payment Terms and Method. Unless otherwise specified herein, all payments hereunder shall be due and payable thirty (30) days after the invoice date thereof. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by TWT or such other method as mutually agreed from time to time. All dollar amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the U.S. prime rate per annum quoted in the "Money Rates" column of The Wall Street Journal (U.S., Central Edition) on the first business day after such payment is due, plus an additional four percent (4%) per annum, calculated on the number of days such payment is delinquent. This Section 8.1 shall in no way limit any other remedies available to either party.

        8.2 Taxes. All payments by TWAgbio specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any taxes. Any such taxes which are otherwise imposed on payments to TWT shall be the sole responsibility of TWAgbio. TWAgbio shall provide TWT with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by TWT to establish that such taxes have been paid. If TWT uses a tax credit received by TWT as a result of the payment of taxes by TWAgbio and thereby reduces the amount of U.S. income tax that TWT otherwise would have paid, TWT shall refund to TWAgbio the amount of such reduction with respect to such tax credit. Likewise, if TWT has the legal obligation to collect and/or pay any sales, use, excise or value added taxes, the appropriate amount shall be added to TWAgbio's invoice and paid by TWAgbio, unless TWAgbio provides TWT with a valid tax exemption certificate authorized by the appropriate taxing authority.

        8.3 Records. TWT shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection at TWT's principal place of business during such three (3)-year period by an independent auditor chosen by TWAgbio and reasonably acceptable to TWT for the purpose of verifying the amounts payable by TWAgbio hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 8.3 shall be at the expense of TWAgbio, unless a variation or error producing an overpayment in amounts payable exceeding ten percent (10%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period, and in all events any overpaid amounts that are discovered shall be paid by TWT, together with interest on such overpaid amounts at the rate set forth in Section
8.1 above. The parties will endeavor to minimize disruption of TWT's normal business activities to the extent reasonably practicable.


                                    ARTICLE 9
                                    LICENSES

        9.1 Grant to TWAgbio.

            9.1.1 General. Subject to the terms and conditions of this Agreement including Article 7 above, TWT hereby grants to TWAgbio an exclusive, fully paid-up, royalty-free license under the TWT Technology to: (i) develop, use, sell, import, export or otherwise distribute Products, (ii) manufacture, have manufactured or otherwise produce Products, (iii) manufacture, have manufactured or otherwise produce Cleavase Enzyme solely for purposes of (ii), (iv) practice any method, process or procedure, and (v) otherwise exploit the TWT Technology; and to have any of the foregoing performed on its behalf by a third party, in each case solely within the Field. Notwithstanding anything herein to the contrary, TWAgbio shall not sell or otherwise transfer any Cleavase Enzyme except as part of a Finished Product unless otherwise agreed by TWT in writing.

            9.1.2 Restrictions. TWAgbio agrees not to market, promote or distribute, directly or indirectly, any Product for use outside the Field; and TWT agrees to include or cause to be included a label license on the packaging for any and all Products sold or otherwise distributed by or under authority of TWAgbio which includes the language "FOR USE SOLELY FOR AGRICULTURAL APPLICATIONS" and additionally include on the package insert the following:
"Agricultural Applications do not include applications related to: (i) the discovery, production or development of products, processes or methods for diagnostic or therapeutic applications in humans, including the discovery, development, use and raising of animal models of human disease and all other applications related to human health; or (ii) processed food materials for bacterial and viral pathogens," in each case such language shall be reasonably positioned and sized to be seen by the user of such Products. TWAgbio further agrees not to provide Products to any third party if TWAgbio knows or has reason to believe that Products provided to such third party have been promoted or sold for use or used outside the Field. Without limiting the foregoing and notwithstanding anything herein to the contrary, TWAgbio shall not sell or otherwise transfer any General Application Product, or authorize any third party to do so, except pursuant to a written agreement under which the recipient agrees to use such General Application Product solely for applications in the Field. Without limiting the foregoing, TWAgbio agrees that in the event that it sells or transfers such General Application Product, directly or through a third party, that it shall use diligent efforts to ensure that the same are used solely for applications in the Field. For purposes of the foregoing, "General Application Product" shall mean any Product which has application outside of the Field.

        9.2 Grant to TWT.

            9.2.1 General. Subject to the terms and conditions of this Agreement, TWAgbio hereby grants to TWT an exclusive, fully paid-up, royalty-free license under the TWAgbio Technology to: (i) develop, manufacture, use, sell, import, export or otherwise distribute TWT Products, (ii) practice any method, process or procedure, and (iii) otherwise exploit the TWAgbio Technology; and to have any of the foregoing performed on its behalf by a third party, in each case solely within the TWT Field.

            9.2.2 Restrictions. TWT agrees not to market, promote or distribute, directly or indirectly, any TWT Product for use outside the TWT Field; and TWT agrees to include or cause to be included a label license on the packaging for any and all TWT Products sold or otherwise distributed by or under authority of TWT which includes the language "NOT FOR USE IN AGRICULTURAL APPLICATIONS," in each case such language shall be reasonably positioned and sized to be seen by the user of such TWT Products. TWT further agrees not to provide TWT Products to any third party if TWT knows or has reason to believe that TWT Products provided to such third party have been promoted or sold for use or used outside the TWT Field.

        9.3 Sublicenses. The licenses granted under Sections 9.1 and 9.2 above shall include the right to grant and authorize sublicenses to the extent necessary or useful for exercising such licenses, subject in each case to the restrictions relating to such license herein.

        9.4 Retained Rights. Notwithstanding the licenses granted to TWAgbio pursuant to Section 9.1 above, TWT shall retain a non-exclusive license under the TWT Technology within the Field for purposes of conducting or having conducted the Development Program and manufacturing or having manufactured Products and Cleavase Enzyme for supply to or on behalf of TWAgbio for use in the Field.

        9.5 Manufacturing Licenses.

            9.5.1 Restrictions. TWAgbio covenants not to exercise any of its licenses to manufacture or have manufactured Products or Cleavase Enzymes granted by TWT pursuant to Section 9.1 above except to the extent expressly permitted in Article 7 above. In such event, TWT shall provide to TWAgbio copies of all documentation within TWT's control that is reasonably necessary for TWAgbio to manufacture or have manufactured such Products or Cleavase Enzyme, as applicable, and shall reasonably cooperate with TWAgbio to establish supply thereof, including sources of materials. In addition in the event that TWAgbio has the right to manufacture Cleavase Enzymes hereunder, TWT shall provide TWAgbio with reasonable quantities of applicable plasmids containing the appropriate DNA for such Cleavase Enzymes for use by TWAgbio for manufacturing such Cleavase Enzymes; provided, however, in no case shall TWAgbio transfer such plasmids to any third party without TWT's prior written consent. TWAgbio's right to have Cleavase Enzymes manufactured or sublicense of such right shall in all cases be subject to TWT's approval, which approval shall not be unreasonably withheld or delayed. Without limiting the foregoing, in the event that TWAgbio has any Product or Cleavase Enzyme manufactured by a third party, such third party shall enter into a confidentiality agreement with TWT to protect against the unauthorized use and disclosure of TWT's Confidential Information.

            9.5.2 Option to Manufacture. To the extent that TWAgbio intends to have Finished Products or Cleavase Enzyme manufactured by a third party in accordance with this Agreement, TWAgbio shall first notify TWT in writing of its intent to do so and, at TWT's request, negotiate with TWT the possibility of a right for TWT to supply the same. The foregoing sentence shall not apply to TWAgbio's exercise of its right to have Finished Products or Cleavase Enzyme manufactured pursuant to Section 7.2.9 as a result of TWT's failure to supply quantities ordered by TWAgbio in accordance with Article 7 above.

        9.6 Reservations. Nothing in this Agreement shall be deemed to restrict TWT's right to exploit any TWT Technology in products or applications outside the Field. Likewise, nothing in this Agreement shall be deemed to restrict TWAgbio's right to exploit any TWAgbio Technology in products or applications outside of the TWT Field. Furthermore, nothing in this Agreement shall be deemed to prevent or restrict TWT from developing, manufacturing, using or selling research kits or reagents with general application (e.g., CFLP(R), Invader or other kits without target specific probes) or authorizing third parties to do the same. Without limiting the foregoing, it is acknowledged and agreed that such research kits and reagents with general application may have application within the Field, but in no case shall such reagents or kits be configured for application solely within the Field.

        9.7 Trademarks/Tradenames.

            9.7.1 Third Wave Agbio. TWT hereby assigns to TWAgbio all right, title and interest in and to the trade names "Third Wave Agbio" and "Third Wave Agbio, Inc."

            9.7.2 Third Wave. TWT and TWAgbio agree that TWT shall have the sole right to use and authorize others to use the trade name "Third Wave."

            9.7.3 TWT Trademarks.

                (a) Right. Subject to the terms and conditions herein, including this Section 9.7.3 below, and in addition to the rights granted to TWAgbio in
Section 9.1 above, TWT hereby grants to TWAgbio a fully paid-up, royalty-free right to use the TWT Trademarks solely for use in connection with the marketing, promotion or other commercialization activities related to Products for application in the Field as contemplated by this Agreement.

                (b) Display/Use. All packaging materials, labels and promotional materials for the Products shall display the applicable TWT Trademark(s). TWAgbio shall comply with reasonable written guidelines with respect to the use of the TWT Trademarks provided by TWT from time to time, including reasonable approval rights.

                (c) Ownership. Except as set forth in this Section 9.7.3, nothing contained in this Agreement shall grant to TWAgbio any right, title or interest in or to TWT Trademarks whether or not specifically recognized or perfected under applicable laws, and TWAgbio irrevocably assigns to TWT all such right, title and interest, if any, in any TWT Trademarks. Without limiting the foregoing, the ownership and all goodwill from the use of the TWT Trademarks shall vest in and inure to the benefit of TWT. At no time during or after the term of this Agreement shall TWAgbio challenge or assist others to challenge the TWT Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the TWT Trademarks.

                (d) Recordation. TWAgbio shall pay for recordation of the license to the TWT Trademarks in those jurisdictions where recordation is required.

        9.8 Design Software.

            9.8.1 Use License. During the Term of the Development Program, subject to the terms and conditions of this Agreement, TWT hereby grants to TWAgbio a fully paid-up, non-exclusive, nontransferable license to use the Design Software for designing Probe Sets for use with SIRPs hereunder and performing certain quality control activities with respect to such Probe Sets. Such license shall be limited to use of the Design Software as it exists on the site to be specified by TWT, without access to the source code or object code forms of the Design Software, except as set forth in Section 9.8.2 below. TWAgbio may allow such right to its customers ("End Users") provided that each such End User enters into an End User License with TWT substantially similar to that between TWT and its own customers. Without limiting the foregoing, during the Term of the

Development Program, TWAgbio shall use, and shall cause its customers to use, the Design Software for purposes of designing and quality controlling Probe Sets.

                (a) General. Such license may be exercised via accessing a site on the World Wide Web, to be specified by TWT, using commonly available Internet browser software and in accordance with reasonable procedures established by TWT from time to time for its own customers, which will include (without limitation) password-protected and ip-limited access. TWT shall use reasonable efforts to ensure that only those of its and End Users' employees and contractors who need to have access to the Design Software have access to the passwords therefor. TWT shall make available to TWAgbio and its End Users, upgrades and updates to the Design Software as the same become available to TWT's own customers. TWT shall use commercially reasonable efforts to provide availability of the Design Software to TWAgbio and its End Users at the same level of reliability as TWT provides to its own customers.

                (b) Restrictions. TWAgbio may use the Design Software only for purposes within the Field. TWAgbio may not at any time attempt to disable or attempt to circumvent any security measures implemented by TWT except as explicitly authorized, or otherwise interfere with the operation of the Design Software.

            9.8.2 Code License. From time to time during the Term of the Development Program upon TWAgbio's reasonable written notice to TWT and TWAgbio's expense, TWT will deliver to TWAgbio a copy of each of the source code and/or object code of the Design Software, as requested, as the same exists as of the time of the request on a media to be mutually agreed to by the parties in writing. In connection with such delivery, TWT will grant TWAgbio a worldwide, royalty-free, perpetual, non-exclusive license to use, copy, modify and create derivative works of the source code and object code of the Design Software solely for purposes of applications within the Field. Accordingly, TWAgbio shall use reasonable efforts to ensure that any third party accessing the Design Software or any derivative software developed therefrom under authority of TWAgbio use the same solely for applications in the Field. After any delivery of such copy of source code and/or object code, TWT shall not have any obligation to provide updates or upgrades thereto or to perform any maintenance or support to such copy, except as may be otherwise agreed to by the parties in writing.

            9.8.3 Other Rights.

                (a) Title to Design Software. As between the parties, title to and ownership of the Design Software, all proprietary rights therein, any accompanying printed materials and all copies and portions thereof shall be and at all times remain in TWT. Without limiting the provisions of Section 9.2 above; however, TWT disclaims any ownership of reports or designs resulting from application by TWAgbio and its End Users of the Design Software within the Field, as intended.

                (b) Derivative Works. Under the license to be granted pursuant to Section 9.8.2 above, TWT shall not have title or ownership to Derivative Works created by TWAgbio after the Term of the Development Program. Likewise, TWAgbio shall not have any rights to Derivative Works created by TWT after the Term of the Development Program. For purposes of this Agreement, a "Derivative Work" is a revision, modification, translation, abridgment, compilation, condensation or expansion of the Design Software or any form in which the Design Software may be recast, transformed, or adapted, and which, if prepared without the consent of TWT, would constitute a copyright infringement.

        9.9 No Implied Licenses. Nothing herein shall be construed as granting to either party, by implication, estoppel or otherwise, any license or other right to any intellectual property of the other party other than those expressly granted herein.

        9.10 Third Party Payments.

            9.10.1 Generally. Each party (for purposes of this Section 9.10, the "Reimbursing Party") shall promptly reimburse the other party hereto for any amounts payable by such other party to third parties pursuant to a Third Party Agreement (including agreements entered into as set forth in Section 9.10.2 below), including any royalties, license fees, milestone, or other payments due to such third parties, which in each case become due as a result of the exercise by or under authority of the Reimbursing Party in accordance with this Agreement of the licenses granted to such Reimbursing Party under Section 9.1 or 9.2, as applicable. The foregoing shall only apply to amounts payable by TWAgbio only to the extent such amounts are not included within the definition of Development Costs hereunder.

            9.10.2 Future Agreements. It is understood and agreed TWT or TWAgbio may choose to license or otherwise acquire technology from third parties which would be subject to the licenses granted hereunder, but neither party has any obligation to do so. In the event that TWT or TWAgbio (the "Acquiring Party") proposes to acquire such technology (the "Acquired Technology"), the Acquiring Party shall disclose the same to the other party, including any royalty or other payment obligations that would apply to the exercise of the other party's license hereunder. The other party shall notify the Acquiring Party in writing within fifteen (15) days whether it desires such Acquired Technology to be included in licenses granted hereunder, if the other party so desires the Acquired Technology shall be included in the Acquiring Party's Technology (i.e., the TWAgbio Technology or TWT Technology, as appropriate) and if the other party fails to notify the Acquiring Party or notifies that it does not desire a license to such Acquired Technology, then the Acquired Technology shall be excluded from the Acquiring Party's Technology (i.e., the TWAgbio Technology or TWT Technology, as appropriate) and the other party shall not have a license thereto hereunder. The agreement under which the Acquiring Party acquires Acquired Technology included within the Acquiring Party's Technology as set forth above shall be a "Third Party Agreement" for purposes of this Agreement. Without limiting the foregoing, it is understood and agreed that to the extent a Third Party Agreement requires that particular provisions be incorporated in a license or sublicense, as the case may be, granted thereunder such provisions shall be deemed to be incorporated herein by reference with respect to the subject matter covered thereby.

            9.10.3 Payment; Reports. If a party is obligated to pay amounts to a third party pursuant to a Third Party Agreement subject to reimbursement pursuant to Section 9.10.1 above, such party shall notify the Reimbursing Party reasonably in advance, and the Reimbursing Party shall reimburse the other party for its share of such payments by the later of
(i) ten (10) days before such amounts are payable to such third party or (ii) thirty (30) days after receipt of notice therefor. In addition, to the extent that a party is obligated to provide reports to a third party pursuant to a Third Party Agreement as a result of or reporting on the status of activities of the other party hereunder, the other party hereto shall reasonably assist the reporting party by providing information in its possession or control and in sufficient detail to complete and submit such reports as required.

                                   ARTICLE 10
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

        10.1 Ownership of Inventions. Title to all inventions and other intellectual property made solely by TWAgbio personnel during the Term of the Development Program shall be owned by TWAgbio. Title to all inventions and other intellectual property made solely by TWT personnel during the Term of the Development Program shall be owned by TWT. Title to all inventions and other intellectual property made jointly by personnel of TWAgbio and TWT during the Term of the Development Program shall be jointly owned by TWAgbio and TWT. Without limiting the foregoing, in the event that any invention or other intellectual property has no application in the TWT Field or has no application in the Field of Agriculture the parties will discuss the possibility of assigning to the appropriate party hereto the entire title to such intellectual property, to the extent that such assignment is reasonably practicable taking into consideration prior art and other related considerations. Subject to the rights and licenses granted herein, it is understood that neither party shall have any obligation to account to the other party for profits, or to obtain any approval of the other party to license or exploit a joint invention, by reason of joint ownership of any invention or other intellectual property, and each party hereby irrevocably waives any such right it may have under applicable laws in any country.

        10.2 Patent Prosecution.

            10.2.1 Sole Inventions. TWT or TWAgbio, as the case may be (for purposes of this Section 10.2.1, the "Controlling Party") shall have the right to control the Prosecution and Maintenance Activities pertaining to solely owned patent applications and patents within the Controlling Party's Patents (i.e., the TWT Patents or the TWAgbio Patents, as applicable), in each case worldwide using counsel of its choice and in such countries as the Controlling Party deems appropriate; and the other party hereto agrees to reimburse the Controlling Party within thirty (30) days of receipt of invoice therefor a reasonable share (as determined by the parties based on application in the Field or TWT Field, respectively, but in no event less than twenty percent (20%)) of the costs incurred by the Controlling Party with respect to such Prosecution and Maintenance Activities. Notwithstanding the foregoing, if the non-Controlling Party no longer desires to bear such costs with respect to any such patent or patent application it may provide the Controlling Party at least thirty (30) days prior written notice and such patent or patent application shall be excluded from the Controlling Party's Patents (i.e., the TWT Patents or the TWAgbio Patents, as applicable) for all purposes and the non-Controlling Party shall thereafter have no license thereunder. For purposes of this Section 10.2, "Prosecution and Maintenance Activities" shall mean the preparing, filing, prosecuting and maintaining of patent applications and patents and re-examinations, reissues and requests for patent term extensions therefor, together with the conduct of any interference, opposition or other similar proceeding pertaining to patent applications or patents. Notwithstanding the foregoing, if the Controlling Party no longer desires to assume control of the Prosecution and Maintenance Activities, the Controlling Party shall provide the non-Controlling Party at least thirty (30) days prior written notice and if the non-Controlling Party desires, the non-Controlling Party may assume control of such Prosecution and Maintenance Activities, at its sole expense, in the Controlling Party's name or as otherwise mutually agreed.

            10.2.2 Joint Inventions. TWT shall have the initial right to control the Prosecution and Maintenance Activities pertaining to patents and patent applications claiming inventions that are jointly owned by TWT and TWAgbio and each party shall be responsible for one-half (1/2) of the out-of-pocket expenses incurred in connection with such activities. Notwithstanding the foregoing, if either party (for purposes of this Section 10.2.2, the "Notifying Party") notifies the other party in writing that it no longer desires to pay for such expenses with respect to any such jointly-owned patent application or patent, the Notifying Party shall assign all right, title and interest in and to such patent application or patent (as the case may be) and any patents issuing thereon (subject to the rights and licenses granted hereunder) to the other party; in such event, the Notifying Party shall not be responsible for expenses incurred under this Section 10.2.2 with respect to such patent application or patent beginning sixty (60) days after giving the foregoing notice. For avoidance of doubt, the foregoing sentence shall not relieve the Notifying Party of any obligation under Section 10.2.1 above.

            10.2.3 Cooperation. Each of TWT and TWAgbio shall keep the other reasonably informed as to the status of patent matters pertaining to the TWT Patents and TWAgbio Patents, respectively, including providing to the other party copies of any significant documents that such party receives from or send to patent offices, such as notices of interferences, re-examinations, oppositions or requests for patent term extensions, all as reasonably requested by the other party. TWT and TWAgbio shall each cooperate with and assist the other in connection with such activities, at the other party's request and expense, and shall use good faith efforts to consult with each other regarding the prosecution and maintenance of the TWAgbio Patents and TWT Patents as is reasonably appropriate.

        10.3 Enforcement. If either party reasonably believes that any TWAgbio Technology or TWT Technology is infringed or misappropriated by a third party or is subject to a declaratory judgment action arising from such infringement, such party shall promptly notify the other party. In such case TWAgbio shall have the initial right (but not the obligation) to enjoin such misappropriation, to enforce the TWAgbio Patents with respect to such infringement, or to defend any declaratory judgment with respect to the TWAgbio Technology; likewise, TWT shall have the initial right (but not the obligation) to enjoin such misappropriation, to enforce the TWT Patents with respect to such infringement, or to defend any declaratory judgment with respect to the TWT Technology (for purposes of this Section 10.3, any such action is herein after referred to as an "Enforcement Action").

            10.3.1 Initiating Enforcement Actions. In the event that TWAgbio fails to initiate an Enforcement Action to protect TWAgbio Technical Information or to enforce the TWAgbio Patents against a commercially significant infringement by a third party, which infringement or misappropriation consists of the manufacture, sale or use of a product in the TWT Field, within one hundred twenty (120) days of a request by TWT to initiate such Enforcement Action, TWT may initiate an Enforcement Action against such infringement with TWAgbio's prior written approval, which approval shall not be unreasonably withheld or delayed. Correspondingly, in the event that TWT fails to initiate an Enforcement Action to protect TWT Technical Information or to enforce the TWT Patents against a commercially significant infringement by a third party, which infringement or misappropriation consists of the manufacture, sale or use of a product in the Field of Agriculture, within one hundred twenty (120) days of a request by TWAgbio to initiate such Enforcement Action, TWAgbio may initiate an Enforcement Action against such infringement with TWT's prior written approval, which approval shall not be unreasonably withheld or delayed.

            10.3.2 Cooperation. The party controlling any such Enforcement Action (for purposes of Sections 10.3.2 and 10.3.4, the "Controlling Party") shall keep the other party hereto reasonably informed of the progress of any such Enforcement Action, and such other party shall have the right to participate, at its own expense, with counsel of its own choice. In addition, such other party shall reasonably cooperate in such Enforcement Action, at the Controlling Party's expense, including without limitation by joining as a party-plaintiff where necessary to maintain such Enforcement Action, provided that the Controlling Party indemnifies such other party against any liability arising therefrom.

            10.3.3 No Implied Obligations. Except as expressly provided in this
Section 10.3 above, neither party has any obligation to bring or prosecute actions or suits against any third party for patent infringement.

            10.3.4 Recoveries. Under all circumstances, the parties shall share recoveries from Enforcement Actions, net of costs and expenses of the Controlling Party, as follows: (i) to the extent that the recoveries represent infringing activities within the Field of Agriculture, one hundred percent (100%) to TWAgbio, (ii) to the extent that the recoveries represent infringing activities within the TWT Field, one hundred percent (100%) to TWT and (iii) any remainder shall be retained by the Controlling Party.

        10.4 Patent Defense. If a claim, suit or proceeding (any for purposes of this Section 10.4, an "Action") is brought against TWAgbio or TWT (the "Subject Party") or its Affiliates or a third party acting under authority of such party alleging patent infringement and such Action is directed to the subject of a patent or patent application within the Patents of the other party (i.e., the TWAgbio Patents or TWT Patents, as applicable) the Subject Party shall promptly notify the other party. As between the parties to this Agreement, the Subject Party shall be entitled to control the defense in any such Action(s); provided that the other party shall have the right to participate in the defense or settlement thereof, at its own expense, with counsel of its own choosing. Except as agreed in writing by the other party, the Subject Party shall not enter into any settlement of an Action, if such settlement admits the unpatentability, invalidity or unenforceability of any Patent of the other party

(i.e., the TWAgbio Patents or TWT Patents, as applicable). The Subject Party agrees to keep the other party hereto reasonably informed of all material developments in connection with any Action.

        10.5 Third Party Rights. The foregoing provisions of this Article 10 shall be subject to and limited by Third Party Agreements pursuant to which TWAgbio and TWT, as the case may be, acquired any particular TWAgbio Technology or TWT Technology.


                                   ARTICLE 11
                         REPRESENTATIONS AND WARRANTIES

        11.1 General.

            11.1.1 TWT Warranties. TWT hereby represents, warrants and covenants to TWAgbio that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein; and (iii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the TWT Technology in the Field, or any portion thereof, that is in conflict with the rights or licenses granted under this Agreement; and (iv) to TWT's knowledge and belief, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement; and (v) Exhibit 1.28 is a complete and accurate list of all agreements between TWT and third parties pertaining to the Field that are in existence as of the Effective Date.

            11.1.2 TWAgbio Warranties. TWAgbio hereby represents, warrants and covenants to TWT that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein; and (iii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the TWAgbio Technology in the TWT Field, or any portion thereof, that is in conflict with the rights or licenses granted under this Agreement; and (iv) to TWAgbio's knowledge and belief, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement.

        11.2 Certain Warranties and Covenants Regarding Products. TWT represents and warrants that all Products supplied to or on behalf of TWAgbio under this Agreement will comply with all applicable Specifications at the time of shipment. TWAgbio shall, or cause its customers to, promptly upon receipt of each shipment perform customary inspection. Any claim regarding the failure of such shipment to conform to the applicable Specifications shall be submitted to TWT promptly upon discovery together with reasonable evidence of such nonconformity at the time of inspection. In the event that TWAgbio and TWT agree (or there is an independent finding) that any Product failed to comply with such Specifications at the time of shipment, TWT shall, at TWT's own cost (including freight and insurance) deliver replacement quantities of such Product as soon as practicable. TWT may analyze any unit of Product rejected for nonconformity. In case of a disagreement between the parties, the claim shall be submitted for tests and decision to an independent testing organization, which meets appropriate industry standards and mutually agreed upon by the parties (the "Laboratory"), the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment of Products shall be final and binding upon the parties. The fees and expenses of the Laboratory making such determination shall be paid by the party against which the determination is made. TWT shall give TWAgbio or its customers, as applicable, written instructions as to how it should, at TWT's expense, dispose of any non-conforming Products, and such instructions shall comply with all appropriate governmental requirements.

        11.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE 11, TWT AND TWAGBIO EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUPPLY AND DEVELOPMENT OF PRODUCTS, THE PRODUCTS THEMSELVES, TWT TECHNOLOGY AND TWAGBIO TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE TWT TECHNOLOGY OR TWAGBIO TECHNOLOGY, PATENTED OR UNPATENTED, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


                                   ARTICLE 12
                                 CONFIDENTIALITY

        12.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for seven (7) years thereafter, the receiving party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party hereto pursuant to this Agreement which the receiving party should reasonably have known is of a proprietary or confidential nature to the disclosing party (collectively, "Confidential Information"). It being understood and agreed that Confidential Information shall include such information that was disclosed prior to the Effective Date. Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:

            12.1.1 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

            12.1.2 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

            12.1.3 was subsequently disclosed to the receiving party by a person other than a party hereto without obligation of confidentiality; or

            12.1.4 is developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

        12.2 Permitted Disclosures. Notwithstanding the provisions of Section
12.1 above, each party hereto may use and disclose the other party's Confidential Information to the extent such use and disclosure is reasonably necessary, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities, or conducting clinical trials or in exercising its rights hereunder (including granting any permitted sublicenses), provided that if a party is legally required to make any such disclosure of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). Without limiting the foregoing, it is understood and agreed that each party may disclose the other party's Confidential Information to its respective employees, consultants and officers who require access thereto for purposes of carrying out the terms and conditions of this Agreement, provided that such persons have entered into written confidentiality agreements subject to normal and customary non-use and non-disclosure terms and conditions.


                                   ARTICLE 13
                                 INDEMNIFICATION

        13.1 Insurance. Each party shall secure and maintain in effect during the term of this Agreement and for a period of five (5) years thereafter insurance policy(ies) underwritten by a reputable insurance company and in a form and having limits standard and customary for entities in the biotechnology industry for exposures related to the indemnification obligations of such party pursuant to this Article 13 below. Such insurance shall include general liability and products liability coverage with respect to such party's development and commercialization of Products or TWT Products, as applicable and shall name the TWT Indemnitees or TWAgbio Indemnitees (each as defined below) as additional insureds thereunder, as appropriate. Upon request by the other party hereto, certificates of insurance evidencing the coverage required above shall be provided to the other party.

        13.2 Indemnification of TWAgbio. TWT shall indemnify each of TWAgbio and its directors, officers and employees and the successors and assigns of the foregoing (collectively, the "TWAgbio Indemnitees"), and hold each TWAgbio Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any TWAgbio Indemnitee arising from or occurring as a result any claim, action, suit, or other proceeding brought by third parties against a TWAgbio Indemnitee arising from or occurring as a result of (i) the exercise of the rights granted to TWT under Section 9.2 including without limitation, product liability claims relating to any TWT Products used, sold or otherwise distributed by or under authority of TWT or its Affiliates or (ii) the gross negligence or willful tortious misconduct of a TWT Indemnitee. Notwithstanding the foregoing, TWT shall have no obligation under this Section
13.2 with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses to the extent the same is caused by the gross negligence or willful tortious misconduct of a TWAgbio Indemnitee.

        13.3 Indemnification of TWT. TWAgbio shall indemnify each of TWT and its directors, officers and employees and the successors and assigns of the foregoing (collectively, the "TWT Indemnitees"), and hold each TWT Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any TWT Indemnitee arising from or occurring as a result any claim, action, suit, or other proceeding brought by third parties against a TWT Indemnitee arising from or occurring as a result of (i) the exercise of the rights granted to TWAgbio under Section 9.1 or 9.8 including without limitation, product liability claims relating to any Products used, sold or otherwise distributed by or under authority of TWAgbio or its Affiliates or (ii) TWT's performance of its responsibilities with respect to the Development Program, Services or the manufacture and supply of Products or Cleavase Enzyme to TWAgbio hereunder or (iii) the gross negligence or willful tortious misconduct of a TWAgbio Indemnitee. Notwithstanding the foregoing, TWAgbio shall have no obligation under this Section 13.3 with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses to the extent the same is caused by the gross negligence or willful tortious misconduct of a TWT Indemnitee.

        13.4 Procedure. A party (for purposes of this Section 13.4, the "Indemnitee") that intends to claim indemnification under any provision of this Agreement shall: (i) promptly notify the indemnifying party (the "Indemnitor") in writing of any claim, action, suit, or other proceeding brought by third parties in respect of which the Indemnitee or any of its directors, officers, employees, successors or assigns intend to claim such indemnification hereunder;
(ii) provide the Indemnitor sole control of the defense and/or settlement thereof, and (iii) provide the Indemnitor, at the Indemnitor's request and expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, the indemnity obligation in this Article 13 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, to the extent such consent is not withheld unreasonably or delayed. Without limiting the foregoing provisions of this Section 13.4, the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any claim, suit or proceeding under this Section 13.4 and the Indemnitee shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense.


                                   ARTICLE 14
                              TERM AND TERMINATION

        14.1 Agreement Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration, revocation or invalidation of the last issued patent within the TWT Patents or TWAgbio Patents. Without limiting the foregoing, it is understood that the Development Program and certain other obligations may be terminated as set forth in Section 14.4 below.

        14.2 Effect of Expiration.

            14.2.1 Accrued Obligations. Expiration of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such expiration, has already accrued to the other party or which is attributable to a period prior to such expiration nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

            14.2.2 Survival. Articles 1, 9, 10, 12, 13, 14, 15, 16 and Section
8.3 shall survive the expiration of this Agreement; without limiting the foregoing, it is understood that the licenses granted under Sections 9.1 and 9.2 with respect to TWT Technical Information and TWAgbio Technical Information, respectively, shall survive any expiration of this Agreement and shall become irrevocable after such expiration. In addition, the provisions of Sections 7.1.1 and 7.1.2 shall survive the termination or expiration of this Agreement for any reason for the terms specified therein.

        14.3 Term of the Development Program. The Development Program shall commence on the Effective Date and continue until the expiration of the Initial Term of the Development Program. Notwithstanding the foregoing, unless earlier terminated pursuant to Section 14.4 below the Development Program may be renewed for additional one (1)-year periods (each such period an "Extension Period") upon mutual agreement of the parties; provided that neither party shall be obligated to approve any such renewal and shall have no liability whatsoever by reason of any failure to agree on any such renewal.

        14.4 Termination of the Development Program and certain other obligations.

            14.4.1 For Breach. In the event of a material breach of a party of its obligations hereunder, the nonbreaching party shall be entitled to terminate the Development Program and such other applicable obligations as set forth in
Section 14.5 below by written notice to the breaching party, if such breach is not cured within thirty (30) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. This Section
14.4.1 shall not limit any other remedies either party may have under applicable law.

            14.4.2 Upon Acquisition. Either party (for purposes of this Section 14.4.2, the "Terminating Party") shall have the right to terminate the Development Program upon written notice to the other party in the event that the Terminating Party is acquired (whether through merger, consolidation, acquisition, directly or indirectly, of stock representing fifty percent (50%) or more of the outstanding voting stock or other of its equity securities, sale of all or substantially all of its assets related to this Agreement, or otherwise) by a third party. Notwithstanding the foregoing, in no event will the underwritten public offering of securities give rise to a right to terminate the Development Program under this Section 14.4.2. If notice of termination is given by TWT under this Section 14.4.2, the termination shall become effective upon the later of: (i) six (6) months after such notice is given, or (ii) December 31, 2001. If notice of termination is given by TWAgbio under this Section 14.4.2, the termination shall become effective upon the later of: (a) at such time the notice is given, or (b) December 31, 2001.

        14.5 Effect of Termination.

            14.5.1 Accrued Obligations. Termination of the Development Program for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have available hereunder or at law or equity with respect to any breach hereunder.

            14.5.2 For Breach by TWT. In the event of termination of the Development Program by TWAgbio pursuant to Section 14.4.1 above as a result of TWT's material breach the following shall apply: (i) TWAgbio shall have no further obligation to reimburse TWT for Development Costs incurred after the effective date of such termination; (ii) TWT shall promptly provide TWAgbio with a written report of the progress of the Development Program since the last such report under Section 5.3.2 above; and (iii) notwithstanding anything herein to the contrary, for purposes of the definition of TWT Technology the "Term of the Development Program" shall be deemed to continue until it would have otherwise have expired without regard to such termination. For avoidance of doubt, in such event for purposes of the definition of TWAgbio Technology the "Term of the Development Program" shall terminate on the effective date of termination given in accordance with Section 14.4.1 above.

            14.5.3 For Breach by TWAgbio; Acquisition of TWAgbio.

                (a) Development Program. In the event of termination of the Development Program by TWT pursuant to Section 14.4.1 above as a result of TWAgbio's material breach or by TWAgbio in accordance with Section 14.4.2, the following shall apply: TWAgbio shall pay to TWT an amount equal to (i) the amounts budgeted to be incurred by TWT in accordance with the then-current Annual Plan and Budget over the six (6)-month period after the effective date of such termination; and (ii) the costs of any noncancellable commitments to be incurred by TWT in accordance the then-current Annual Plan and Budget, to the extent not within clause (i) above. TWAgbio shall make the payments to TWT under this Section 14.5.3 within thirty (30) days after the notice of termination is given hereunder, and upon such payment, TWAgbio shall have no further obligation under Section 6.2 above. In the event there are less than six (6) months remaining under the Annual Plan and Budget in effect on the date the notice of termination is given, such Annual Plan and Budget shall be deemed extended so that there are six (6) months remaining at the same average monthly amounts as are in the remaining term of the then-current Annual Plan and Budget. It is further understood and agreed that if the Development Program is terminated pursuant to an event described in this Section 14.5.3, TWT shall have the right to use amounts received under this Section 14.5.3 and any other amounts received prior to the effective date of such termination as TWT deems fit in its sole discretion, and shall have not further obligation with respect to such amounts. In addition in the event of termination of the Development Program by TWT pursuant to Section 14.4.1 above as a result of TWAgbio's breach of its obligations with respect to the Development Program and notwithstanding anything herein to the contrary, for purposes of the definition of TWAgbio Technology the "Term of the Development Program" shall be deemed to continue until it would have otherwise have expired without regard to such termination. For avoidance of doubt, in such event for purposes of the definition of TWT Technology the "Term of the Development Program" shall terminate on the effective date of termination given in accordance with Section 14.4.1 above.

                (b) Certain other Obligations. In addition to the provisions of
Section 14.5.3(a) above and 14.5.4 below, in the event that TWT terminates the Development Program as a result of the material breach of TWAgbio, TWT's obligations (but not its rights) under Article 7 shall terminate.

            14.5.4 Other. For avoidance of doubt, as of the effective date of termination of the Development Program for any reason and except as otherwise expressly provided herein the rights and obligations of the parties under Articles 2, 3, 4, 5 and 6 shall terminate.

                                   ARTICLE 15
                               DISPUTE RESOLUTION

        15.1 Disputes. If the JDC, or the parties, are unable to resolve any dispute between them arising out of this Agreement, either party may, by written notice to the other, have such dispute referred to the Chief Executive Officers of each TWT and TWAgbio for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Unless otherwise mutually agreed, the negotiations between the designated officers shall be conducted by telephone.

        15.2 Full Arbitration. Except as otherwise expressly set forth in
Section 15.3 below, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement shall be settled by binding arbitration in the manner described in this Section 15.2. The arbitration shall be conducted pursuant to the Licensing Rules of the American Arbitration Association then in effect. Notwithstanding those rules, the following provisions shall apply to the arbitration hereunder:

            15.2.1 Arbitrators. The arbitration shall be conducted by a single arbitrator; provided that at the request of either party, the arbitration shall be conducted by a panel of three (3) arbitrators, with one (1) arbitrator chosen by each of TWT and TWAgbio's Board of Directors and the third appointed by the other two (2) arbitrators. If the parties are unable to agree upon a single arbitrator, or the third arbitrator in case of a panel of three (3), such single or third arbitrator (as the case may be) shall be appointed in accordance with the rules of the American Arbitration Association. In any event, the arbitrator or arbitrators selected in accordance with this Section 15.2.1 are referred to herein as the "Panel" and shall be comprised of independent experts in the area of the dispute.

            15.2.2 Proceedings. Except as otherwise provided herein, the parties and the arbitrators shall use their best efforts to complete the arbitration within six (6) months after the appointment of the Panel under Section 15.2.1 above, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time table as reasonably required. The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article 15 shall be governed by the U.S. Federal Arbitration Act. The proceedings shall take place in San Francisco, California or such other location mutually agreeable to the parties. The fees of the Panel shall be paid by the losing party which party shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the parties. Each party shall bear the costs of its own attorneys' and experts' fees; provided that the Panel may in its discretion award the prevailing party all or part of the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding. Neither party shall initiate an arbitration hereunder unless it has attempted to resolve the matter in accordance with Section 15.1 above.

            15.2.3 Equitable Remedies. In addition, each party hereto agrees that either party may petition the Panel or a court having competent jurisdiction for equitable relief, in lieu of or in addition to arbitration proceedings, under any circumstances where such equitable remedies (including an injunction or temporary restraining order) would be appropriate under state or federal law. In the event that the Panel provides for equitable relief, the parties shall submit such decision to a court of competent jurisdiction for enforcement.

        15.3 Short Form Arbitration. If (i) the JDC is unable to agree upon the Annual Plan and Budget for any fiscal year in accordance with Section 4.2 above or (ii) there is any dispute with respect to the division of recoveries from an Enforcement Action in accordance with Section 10.3.4, then upon written request by either party such matters in issue shall be determined by binding arbitration conducted pursuant to this Section 15.3 by one (1) arbitrator. In such arbitration, the arbitrator shall be an independent expert (including in the area of the dispute) in the biotechnology industry mutually acceptable to the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the San Francisco, California office of the American Arbitration Association. The proceedings shall take place in San Francisco, California or such other location mutually agreeable to the parties. With respect to matters arising under clause (i) above, each party to the arbitration shall prepare a written proposal setting forth its position with respect to the substance of the Annual Plan and Budget or Annual Plan and Budget, as applicable, for the upcoming year, in each case subject to Section 3.5 above. The arbitrator shall select one of the requested positions as his decision, and shall not have authority to render any substantive decision other than to so select the position of either TWT or TWAgbio. The costs of such arbitration shall be shared equally by the parties, and each party shall bear its own expenses in connection with such arbitration. Any such arbitration shall be completed within thirty (30) days following a request by any party for such arbitration.


                                   ARTICLE 16
                                  MISCELLANEOUS

        16.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflicts of laws principles.

        16.2 Force Majeure. Nonperformance of any party (except for payment of amounts due hereunder) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason, including failure of suppliers, where failure to perform is beyond the reasonable control of the nonperforming party.

        16.3 No Implied Waivers; Rights Cumulative. No failure on the part of TWT or TWAgbio to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

        16.4 Independent Contractors. All debts and liabilities of and arrangements or agreements with any person or entity incurred or entered into in the name of or on behalf of TWAgbio by TWT in the management or performance of the Services hereunder in accordance with this Agreement shall be the debt and liability of and be binding upon TWAgbio. TWT shall not be liable to any person or entity for any debt, liability or obligation of TWAgbio incurred or created in accordance with this Agreement or by reason of TWT's management, direction or performance of the Services hereunder unless TWT, by written agreement, expressly assumes or guarantees any such liability. TWT shall not be required, under any circumstances, to guarantee or assume any obligation or liability of TWAgbio as a result of this Agreement. TWAgbio's Board of Directors shall be deemed to control all aspects of the manner in which TWAgbio's business is conducted. TWT shall not be liable by virtue of the performance of its duties hereunder for any breach of any arrangement between TWAgbio and any third party, or for any liability for any unfair competition, patent infringement or other violation of the intellectual property rights of another entity as a result of the manner in which TWAgbio's business is conducted, except to the extent such violation is the result of the gross negligence or willful misconduct of TWT.

        16.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address or fax number specified below, or such other address or fax number as may be specified in writing to the other parties hereto:

        TWAgbio:                               Third Wave Agbio, Inc.
                                               502 South Rosa Road
                                               Madison, Wisconsin 53719
                                               Attn:  Chief Executive Officer
                                               Fax:  (608) 663-7061
        with a copy to:                        Heller Ehrman White & McAuliffe
                                               525 University Ave., Suite 1100
                                               Palo Alto, CA  94301-1900
                                               Attn: Richard A. Peers, Esq.
                                               Fax:  (650) 324-0638

        Third Wave:                            Third Wave Technologies, Inc.
                                               502 South Rosa Road
                                               Madison, Wisconsin 53719
                                               Attn:  Chief Executive Officer
                                               Fax:  (608) 273-8618

        with a copy to:                        Wilson Sonsini Goodrich & Rosati
                                               Professional Corporation
                                               650 Page Mill Road
                                               Palo Alto, California 94304-1050
                                               Attn:  Kenneth A. Clark, Esq.
                                               Fax:  (650) 493-6811

        16.6 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

        16.7 Assignment. This Agreement shall not be assignable by either party to any third party without the written consent of the other party hereto; except that either party may assign this Agreement without the other party's consent to an entity that acquires substantially all of the business or assets of the assigning party, in each case whether by merger, transfer of assets, or otherwise. Without limiting the foregoing, in the event of such merger or transfer or acquisition of assets, no intellectual property rights of the assignee or its affiliate shall be included in the TWT Technology or the TWAgbio Technology, as applicable, to the extent that such intellectual property rights were Controlled by the assignee or its affiliate prior to such merger or transfer or acquisition of assets, or are created outside the Term of the Development Program by personnel who were not employees of TWT or TWAgbio, respectively prior to the merger or transfer or acquisition of assets. Upon a permitted assignment of this Agreement, all references herein to the assigning party shall be deemed references to the party to whom the Agreement is so assigned. Any assignment not permitted under this Section 16.7 shall be null and void.

        16.8 Compliance with Investment Agreement. The parties hereto acknowledge and agree that by entering into this Agreement they have complied with and fulfilled the terms and conditions of Section 5.1 of the Investment Agreement.

        16.9 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both parties hereto.

        16.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

        16.11 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective and other investors and such party's accountants, attorneys and other professional advisors.

        16.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

        16.13 Patent Marking. TWAgbio and TWT agree to mark or have marked all patented Products or TWT Products, respectively, sold or otherwise distributed by or under its authority pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

        16.14 Further Assurances. At any time or from time to time after the Effective Date, TWAgbio and TWT each agree at the reasonable request and expense of the other party to take or cause to be taken all such actions, as the other party may deem necessary or desirable in order for the other party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

        16.15 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between TWT and TWAgbio with respect to such subject matter, including, without limitation, the Investment Agreement.

        16.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.



              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

THIRD WAVE TECHNOLOGIES, INC.

By:
    ----------------------------------------
Name:  Lance Fors
       -------------------------------------
Title:  President & CEO
        ------------------------------------

THIRD WAVE AGBIO, INC.

By:
    ----------------------------------------
Name:  Glen Donald
       -------------------------------------
Title:  Chief Executive Officer
        ------------------------------------


ACKNOWLEDGED and AGREED

BURRILL AGBIO FUND, L.P.

By:
    ----------------------------------------
Name:
     ---------------------------------------
Title:
      --------------------------------------
Date:
      --------------------------------------


EXHIBIT 1.3--CLEAVASE ENZYMES
EXHIBIT 1.12--DEFINITION OF FIELD OF AGRICULTURE
EXHIBIT 1.28--THIRD PARTY AGREEMENTS
EXHIBIT 1.34--TWT TRADEMARKS
EXHIBIT 6.1--FTE RATES

                                   EXHIBIT 1.3

                                CLEAVASE ENZYMES

-    Cleavase I

-    Cleavase VII

-    Cleavase VIII

                                  EXHIBIT 1.12


                       DEFINITION OF FIELD OF AGRICULTURE

        "Field of Agriculture" or "Field" shall mean applications relating to
(i) cultivating, characterizing or modifying soil; (ii) producing, growing, improving, protecting, treating or modifying crops or forest products; (iii) raising, harvesting, improving, protecting, treating or modifying livestock, poultry, fish or shellfish; and (iv) the preparation, marketing or treatment of products resulting from the activities described in (i)-(iii) above. The Field shall include applications involving the improvement or modification of soil, crops, livestock, poultry, fish or shellfish and their resulting products as they relate to human health, as well as foods from plants and animals designed or modified to enhance their health attributes, in each case for nutraceutical applications but not therapeutic applications in humans. The Field shall also include agricultural applications relating to bacteria, fungi, and viruses, as well as pest organisms with respect to, and only to the extent of, such bacteria, fungi, viruses or pest organisms' interaction with soil, plants, livestock, poultry, fish or shellfish. For avoidance of doubt it is acknowledged and understood that the Field includes genes and gene-based or genetic technologies useful for achieving the above described activities, in particular:

        -   Gene-based assays for pesticide discovery;

        -   Gene-based diagnostics of agricultural pests;

        - Gene-based analysis of metabolism of pesticides in plants and pest organisms;

        - Gene-based analysis of metabolism and physiological state of plants; livestock, poultry, fish, shellfish, or their pests;

        - Genetic modification of pest organism for functional analysis of pest-related properties;

        - Genetic modification of pest, bacteria, fungi, or viruses for functional analysis and optimization as protectants or growth stimulators of plants, livestock, poultry, fish or shellfish;

        - Functional genetic analysis of the genomes of plants, livestock, poultry, fish, or shellfish or their pest for applications in agriculture;

        - Genetic modification of plants, livestock, poultry, fish, or shellfish or their pests with the goal of enhancing properties relevant to production and end-use (i.e.; input and output traits);

        - Gene-based diagnostics for determining seed and crop composition and quality; and

        - Gene-based markers for facilitation of the breeding of plants, livestock, poultry, fish, or shellfish or their pests for applications in agriculture.

        The Field shall further include food safety applications relating to crops or livestock up to the stage at which the crops are processed into materials or food ingredients for human consumption or the livestock are slaughtered (i.e., unprocessed food safety applications). Without limiting the foregoing, the Field shall not include any such application relating to crops or livestock after the stage at which the crops are processed into materials or food ingredients for human consumption or the livestock are slaughtered (i.e., processed food safety applications).

        The Field of Agriculture shall exclude all applications not expressly described above. For avoidance of doubt, the Field shall in no case include human applications (e.g., research, diagnostic or therapeutic) nor any application for the discovery, production, or development of products for therapeutic applications in humans, including without limitation, the discovery, development, use and raising of animal models of human disease or animals for xenotransplantation applications in humans.

                                  EXHIBIT 1.28

                             THIRD PARTY AGREEMENTS

- Nonexclusive License Agreement by and between TWT and Wisconsin Alumni Research Foundation ("WARF") effective March 1, 1994.

- Standard Exclusive License Agreement by and between TWT and WARF effective August 19, 1998.

It is understood and agreed that to the extent one of the foregoing agreements requires that particular provisions be incorporated in a sublicense granted thereunder, such provision shall be deemed incorporated in this Agreement by reference with respect to the subject matter so sublicensed hereunder.

                                  EXHIBIT 1.34

                                 TWT TRADEMARKS



-    "CFLP"

-    "Cleavase"

-    "Cleavase Fragment Length Polymorphism"

-    "Invader"

-    "InvaderCreator"

-    "Invader Squared"

-    "Invader(2)"

-    "PowerScan"

- The Third Wave Dot Symbol represented below in Pantone 341 or such other colors as the parties may mutually agree in writing.

EXHIBIT 6.1

                                    FTE RATES



             Classification                FTE Rate (as of Effective Date)

         Development Personnel                         $130,000

           Service Personnel                    (as calculated below)


With respect to Service Personnel the FTE rate shall be equal to the Salary Plus Fringe Rate for such Service Personnel multiplied by TWT's G&A overhead rate based on TWT's most recently completed fiscal year as calculated in accordance with GAAP. It being understood that the foregoing G&A overhead rate shall not include any research and development overhead absorption. For purposes of the foregoing, the Salary Plus Fringe Rate, with respect to a particular Service Personnel, shall equal such Service Personnel's actual Salary added to TWT's fringe benefit rate of 28% (as may be reasonably adjusted).

        In December 1999, we entered into an Operation, Development and Supply Agreement with Third Wave AgBio, Inc., known as TWT AgBio, under which we are developing agricultural applications of our Invader operating system. We are also providing administrative and management services to TWT AgBio under this agreement. TWTI AgBio will have rights to commercialize products developed under this agreement. TWTI AgBio is owned jointly by us and by a venture capital fund that is managed by Steven Burrill, one of our directors.